Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Nigel Ekern
Chief Administrative Officer
Net Perceptions, Inc.
(203) 428-2040
nekern@kanders.com

Net Perceptions, Inc. Announces First Quarter 2006 Results

STAMFORD, CONNECTICUT — May 15, 2006 — Net Perceptions, Inc. (OTC:NETP.PK) today announced financial results for the quarter ended March 31, 2006. Net Perceptions reported $19,000 in royalty revenues for the first quarter of 2006 compared to $10,000 during the comparable period of 2005. Net income for the first quarter of 2006 was $61,000 or $0.00 per diluted share compared to net income of $259,000 or $0.01 per diluted share during the comparable period of 2005. First quarter 2005 earnings were aided by a one-time gain resulting from a cash payment for the settlement of an outstanding lawsuit.

As of March 31, 2006, Net Perceptions’ cash and cash equivalents and marketable securities were $14.9 million (or $0.52 gross cash per share) compared to $14.7 million as of December 31, 2005. Gross cash per share at March 31, 2006 equals cash, cash equivalents and marketable securities of $14.9 million divided by 28.9 million common shares outstanding. Net Perceptions has provided this Non-GAAP measure because it believes that it is useful to investors assessing the extent of Net Perceptions’ assets available for redeployment. Net Perceptions is unaware of any comparable GAAP measure.

Net Perceptions estimates that it has available federal net operating loss carry-forwards of approximately $120.7 million and research and development credit carry-forwards of approximately $151,000 which expire in varying amounts beginning in the year 2011, to the extent not limited under Section 382 of the Internal Revenue Code.

Nigel Ekern, Net Perceptions’ Chief Administrative Officer stated, “We continue our efforts to identify and evaluate suitable acquisition and merger opportunities as part of our strategy to redeploy our cash and utilize our NOL’s, to the extent available.”

Net Perceptions does not currently intend to hold conference calls to discuss quarterly earnings releases unless and until it consummates an acquisition in connection with its redeployment strategy. At such time, management plans to resume holding quarterly conference calls to review earnings and Net Perceptions’ operating performance.

Net Perceptions, formerly a provider of software business solutions, is seeking to redeploy its assets and use its cash and cash equivalent assets and marketable securities to enhance stockholder value.
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This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Net Perceptions’ beliefs, expectations, intentions and strategies regarding Net Perceptions, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value and the unavailability of our net operating loss carry forward. Net Perceptions cannot guarantee its future performance. All forward-looking statements contained in this release are based on information available to Net Perceptions as of the date of this release and Net Perceptions assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Net Perceptions’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Our Future Results” sections of Net Perceptions’ filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.netperceptions.com or the SEC’s web site at http://www.sec.gov.

NET PERCEPTIONS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$199	$203
Marketable securities	14,746	14,659
Prepaid expenses and other current assets	93	123
Total current assets	15,038	14,985

Other assets	232	210
Total assets	$15,270	$15,195

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable & accrued liabilities	381	354
Total current liabilities	381	354
Note payable	2,533	2,533
Total liabilities	2,914	2,887

Commitments and contingencies

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	234,282	234,400
Unearned stock compensation	--	(108)
Accumulated other comprehensive loss	(7)	(4)
Accumulated deficit	(221,921)	(221,982)
Total stockholders’ equity	12,356	12,308
Total liabilities and stockholders’ equity	$15,270	$15,195

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Revenues:
Service, maintenance and royalties	$19	$10
Total revenues	19	10
Cost of revenues:
Service and maintenance	--	--
Total cost of revenues	--	--

Gross margin	19	10

Operating expenses:
General and administrative	88	60
Gain on litigation settlement	--	(229)
Total operating expenses	88	(169)

Operating income	(69)	179

Other income (expense):
Interest income	159	83
Interest expense	(13)	(27)
Other (expense) income	(16)	24
Total other income, net	130	80
Net income	$61	$259
Net income per share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01
Shares used in computing basic and diluted net income per share:
Basic	28,992	28,918
Diluted	34,810	29,172

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2006	2005

Cash flows from operating activities:
Net income	$61		$259
Reconciliation of net income to net cash provided by (used in) operating activities:
Amortization of discount on investments, net	(120)		--
Amortization of debt issuance costs	8		7
Amortization of discount on notes payable	--		14
Stock based compensation	26		15
Changes in assets and liabilities:
Accounts receivable	--		(5)
Prepaid expenses and other current assets	30		(52)
Accounts payable & accrued liabilities	(9)		17
Other assets	(30)		--
Net cash (used in) provided by operating activities	(34)		255

Cash flows from investing activities:
Purchase of marketable securities	(11,620)		--
Proceeds from the maturity of marketable securities	11,650		--
Net cash provided by investing activities	30		--

Cash flows from financing activities:
Net cash provided by financing activities	$--		$--

Net (decrease) increase in cash and cash equivalents	$(4)		$255
Cash and cash equivalents at beginning of period	203		14,444
Cash and cash equivalents at end of period	$199		$14,699

SUPPLEMENTAL DISCLOSURE:
Deferred compensation	$5		$15
Restricted stock	$(36)	$	---
Cash paid for taxes	$5		$3